Exhibit 2

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1) and that the undersigned trustees are filing jointly on behalf of the MARITAL TRUST U/W/O EDWIN H WEGMAN DATED 08/10/06. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Common Stock of BioSpecifics Technologies Corp. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 29th day of October 2020.

MARITAL TRUST U/W/O EDWIN H WEGMAN DATED 08/10/06

By:	/s/ Toby Wegman by Carl A. Valenstein, attorney-in-fact
Name: Toby Wegman
Title: Co-Trustee

By:	/s/ Mark Wegman by Carl A. Valenstein, attorney-in-fact
Name: Mark Wegman
Title: Co-Trustee

TOBY WEGMAN

By:	/s/ Toby Wegman by Carl A. Valenstein, attorney-in-fact

MARK WEGMAN

By:	/s/ Mark Wegman by Carl A. Valenstein, attorney-in-fact